                                                               EXHIBIT (a)(1)(i)


                                  MICREL, INC.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                       TO PURCHASE COMMON STOCK UNDER THE
             1989 STOCK OPTION PLAN, THE 1994 STOCK OPTION PLAN AND
                   2000 NON-QUALIFIED STOCK INCENTIVE PLAN OF
                                  MICREL, INC.

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
             AT 5:00 P.M. PACIFIC STANDARD TIME ON DECEMBER 11, 2002
                          UNLESS THIS OFFER IS EXTENDED

    Micrel is offering eligible employees the opportunity to exchange outstanding options to purchase shares of our common stock for new options to be granted the first business day that is six months and two days from the expiration of this offer (the date on which we grant the new options being referred to as the "replacement grant date"). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options ("offer to exchange") and in the related Election Concerning Exchange of Stock Options form ("election form" which together, as they may be amended from time to time, constitute the "offer").

    Options that are included in this offer are those that:

        -  have an exercise price of at least $13.00 per share; and

        - were granted under the 1989 Stock Option Plan, the 1994 Stock Option Plan or the 2000 Non-Qualified Stock Incentive Plan of Micrel, Inc., which we refer to collectively as the Stock Option Plans.

    You are eligible to participate in the exchange program only if you:

        -  are an employee of Micrel on November 8, 2002;

        -  reside in the United States;

        - are not a director, the Chief Executive Officer or the Chief Financial Officer of Micrel;

        -  remain an eligible employee through the expiration of this offer; and

        -  hold at least one eligible option on November 8, 2002.

    If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Micrel and continue to reside in the United States through the replacement grant date.

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

        - Additionally, if an employee elects to exchange any options, then all options granted to that employee during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged regardless of their exercise price. The new options granted in exchange for those automatically elected options will be exercisable for the same number of shares of common stock as the options that are automatically accepted for exchange and cancelled.

      New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. The number of shares of common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date. If you are eligible to participate, you may only elect to exchange options that are subject to one or more eligible option agreements and you must exchange all or none of the options that were granted to you on a single grant date and at the same exercise price.

    All eligible options we accept pursuant to the offer will be cancelled shortly following the close of the offer, currently scheduled for 5:00 p.m. Pacific Standard Time on December 11, 2002, and options elected for exchange will no longer be exercisable after that time.

    If you elect to exchange options as described in this offer, your offer is accepted and you remain an eligible employee of Micrel through the replacement grant date, on the first business day that is six months and two days from the date we cancel the options accepted for exchange, we will grant you (i) new options issued under our 1994 Stock Option Plan for eligible options elected for exchange under our 1989 Stock Option Plan and our 1994 Stock Option Plan and
(ii) new options issued under our 2000 Non-Qualified Stock Incentive Plan for eligible options elected for exchange under our 2000 Non-Qualified Stock Incentive Plan. Each new option will be granted pursuant to a new option agreement between you and us.

    The new options will:

        - have an exercise price equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date;

        - be exercisable for a number of shares that is equal to, in the case of employees holding the position of vice president or higher, one-half, or in the case of all other employees, two-thirds, the number of shares subject to the options that are accepted for exchange and cancelled, rounded down to the nearest whole number and subject to adjustments for any stock splits, stock dividends and similar events, provided that all options granted to you in the six-month period ending as of the expiration of this offer will be automatically exchanged for options exercisable for the same number of shares of common stock;

        - have the same vesting schedule as the cancelled options, and will be vested in the same ratio that the cancelled options would have been vested, except that in the case of non-exempt employees under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested; and

        -  have a full ten year term beginning on the replacement grant date.

    BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL THE FIRST BUSINESS DAY THAT IS SIX MONTHS AND TWO DAYS AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

    Except for the exchange ratio, the new option exercise price and the new termination date, the terms and conditions of the new options will be substantially similar to the cancelled options.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol "MCRL." On November 6, 2002, the closing sales price of our common stock as quoted on the Nasdaq National Market was $9.14 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    You should direct questions about this offer or requests for assistance to Andrea Belanger, Stock Administrator for Micrel. You are also invited to send questions about this offer to andrea.belanger@micrel.com and you will receive a response.

     As of November 6, 2002, options to purchase 116,800 shares of our common stock were issued and outstanding under the 1989 Stock Option Plan, options to purchase 12,992,880 shares of common stock were issued and outstanding under the 1994 Stock Option Plan and options to purchase 61,780 shares of common stock were issued and outstanding under the 2000 Non-Qualified Stock Incentive Plan. Of these options, eligible Micrel employees held outstanding options to purchase 5,761,102 shares of our common stock with an exercise price of at least $13.00 per share. As of November 6, 2002, there were 91,449,526 shares outstanding of Micrel's common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represents approximately 5.51% of the aggregate of our outstanding shares of our common stock and the shares subject to all options outstanding under the Stock Option Plans outstanding as of November 6, 2002.

                                    IMPORTANT

     If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us personally or by internal mail, facsimile ((408) 435-2400) or post to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131, Attn:
Andrea Belanger.

    We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

    NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF MICREL OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN MICREL AND EACH EMPLOYEE REMAINS "AT WILL."

                                TABLE OF CONTENTS

                                                                                          PAGE
SUMMARY TERM SHEET...........................................................................1
THIS OFFER..................................................................................10
1.   NUMBER OF OPTIONS; EXPIRATION TIME. ...................................................10
2.   PURPOSE OF THIS OFFER. ................................................................11
3.   PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS. ..........................................13
4.   WITHDRAWAL RIGHTS. ....................................................................13
5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS. .......................14
6.   PRICE RANGE OF THE COMMON STOCK UNDERLYING THE OPTIONS. ...............................15
7.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS. .............................16
8.   INFORMATION CONCERNING MICREL. ........................................................17
9.   INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS
        CONCERNING THE OPTIONS. ............................................................18
10.  STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS
        OFFER. .............................................................................19
11.  LEGAL MATTERS; REGULATORY APPROVALS. ..................................................19
12.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES. .............................................20
13.  EXTENSION OF OFFER; TERMINATION; AMENDMENT. ...........................................21
14.  FEES AND EXPENSES. ....................................................................22
15.  ADDITIONAL INFORMATION. ...............................................................22
16.  MISCELLANEOUS. ........................................................................23

SCHEDULE A     CONDITIONS OF THIS OFFER
SCHEDULE B     INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
               MICREL, INC.

                           INDEX TO SUMMARY TERM SHEET

                      GENERAL QUESTIONS ABOUT THE EXCHANGE

1. What securities are we offering to exchange?..............................................1
2. Why are we making this offer to exchange?.................................................1
3. Who is eligible to participate in this exchange?..........................................1
4. Are employees located outside the United States eligible to participate?..................2
5. What if I leave Micrel or change my place of residence between the date my options are cancelled and the replacement grant date?..........................................2
6. How does this exchange work?..............................................................2
7. What do I need to do to participate in this offer to exchange?............................3
8. Why can't Micrel just reprice my options?.................................................3
9. Why won't I receive my new options immediately after the expiration date of this offer?.................................................................................3
10. Why can't I just be granted additional options?..........................................3
11. Why will I receive options to purchase fewer shares of common stock than are subject to the options I elect to exchange?............................................4
12. Wouldn't it be easier to quit Micrel and then get rehired?...............................4
13. If I elect to participate in the exchange program, why must all options granted to me in the last six months also be exchanged?...........................................4
14. If I participate, what will happen to my exchanged options?..............................4
15. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?...................................................................4
16. If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for new options?...............................................4
17. What is the deadline to elect to exchange and how do I elect to exchange?................4
18. Will you accept all options offered to be exchanged?.....................................5
19. What will happen if I do not turn in my form by the deadline?............................5
20. During what period of time can I withdraw previously elected options?....................5
21. Am I eligible to receive future grants if I participate in this exchange?................5
22. Does Micrel plan to make any company-wide option grants between the cancellation date and the replacement grant date?...................................................5
23. Is there any tax consequence to my participation in this exchange?.......................5
24. How should I decide whether or not to participate?.......................................6

                     SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

25. What do the officers and the members of our Board of Directors think of this offer?......6
26. What are the conditions to this offer?...................................................6
27. Which options can be exchanged?..........................................................6
28. Can I exchange the remaining portion of an option that I have already partially exercised?.............................................................................6
29. Can I select which portion of an option to exchange?.....................................6
30. Can I exchange both vested and unvested options?.........................................6

                        SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

31. Can I exchange options that I have already exercised?....................................6
32. How many new options will I receive on the replacement grant date?.......................7
33. What will be my new option exercise price?...............................................7
34. When will I receive my new option?.......................................................7
35. If my current eligible options are incentive stock options, will my the new options issued on the replacement grant date be incentive stock options?.......................7
35. Will my new options be incentive stock options or non-qualified stock options?...........7
36. When will the new options vest?..........................................................8
37. What will be the terms and conditions of my new option?..................................8
38. Can I have an example of a hypothetical exchange?........................................8
39. What happens if Micrel is subject to a change in control AFTER the new options are granted?...............................................................................9
40. What happens if Micrel is subject to a change in control BEFORE the new options are granted?...............................................................................9
41. Are there other circumstances where I would not be granted new options?..................9
42. After the replacement grant date, what happens if my options end up out of the money again?...........................................................................9

                               SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

                      GENERAL QUESTIONS ABOUT THE EXCHANGE

    1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange options to purchase shares of our common stock that are outstanding under our Stock Option Plans and that have an exercise price of at least $13.00 per share for new options issued under our 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan. Eligible options issued under our 1989 Stock Option Plan and our 1994 Stock Option Plan and elected for exchange will be replaced with new options granted under our 1994 Stock Option Plan. Eligible options issued under our 2000 Non-Qualified Stock Incentive Plan and elected for exchange will be replaced with new options granted under our 2000 Non-Qualified Stock Incentive Plan. We are offering to exchange only those options that are held by eligible employees and that remain eligible from the date of this offer through the expiration of the offer. Eligible employees who elect to participate in this exchange program will also automatically be deemed to have elected to exchange all stock options granted to them during the six-month period ending on the commencement of this offer regardless of exercise price, for new options exercisable for the same number of shares of common stock that are accepted for exchange and cancelled. Only options granted during the six-month period ending on the commencement of this offer will be exchanged on a one for one basis.

    All other options that are accepted and canceled under this offer will be exchanged for grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

with any fractional shares subject to the new options rounded down to the nearest whole number and subject to adjustments for any stock splits, stock dividends and similar events. (Section 1)

    2.  WHY ARE WE MAKING THIS OFFER TO EXCHANGE?

    We are implementing this offer to exchange because a considerable number of our eligible employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with a valuable incentive to stay with our company. This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their current stock options at their current exercise price or to exchange those options for new options to purchase two-thirds (one-half, for employees holding the position of vice president or higher) the number of shares, subject to adjustments for any stock splits, stock dividends and similar events, provided that all options granted to you in the six-month period ending as of the commencement of this offer will be automatically exchanged for options exercisable for the same number of shares of common stock. We will grant these new options in accordance with the terms of this offer on the first business day that is six months and two days from the date we cancel the options accepted for exchange. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (Section 2)

    3.  WHO IS ELIGIBLE TO PARTICIPATE IN THIS EXCHANGE?

    Employees are eligible to participate in the exchange program only if they:

        -  are an employee of Micrel on November 8, 2002;

        -  reside in the United States;

        - are not a director, the Chief Executive Officer or Chief Financial Officer of Micrel;

        -  remain an eligible employee through the expiration of this offer; and

        -  hold at least one eligible option on November 8, 2002.

    If you are eligible and choose to participate, you may only elect to exchange options subject to one or more eligible option agreements that were granted under the Stock Option Plans and that have an exercise price of at least $13.00 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. Directors, the Chief Executive Officer, the Chief Financial Officer and consultants are not eligible to participate. (Section 1)

    4.  ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

    No.  (Section 1)

    5. WHAT IF I LEAVE MICREL OR CHANGE MY PLACE OF RESIDENCE BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE REPLACEMENT GRANT DATE?

    The election form will not be revocable after 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002 unless this offer is extended. All options tendered for exchange and accepted by us will be cancelled as of December 11, 2002. Therefore, if you leave Micrel voluntarily, involuntarily, or for any other reason before your new options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

    THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (Section 1)

    6.  HOW DOES THIS EXCHANGE WORK?

    Participating in the exchange program requires an eligible employee to make a voluntary election to exchange eligible stock options by 5:00 p.m. Pacific Standard Time on December 11, 2002, after which time this offer becomes irrevocable, unless extended by us. All options tendered for exchange and accepted by us will be cancelled as of December 11, 2002.

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

        - Additionally, if an employee elects to exchange any options, then all options granted to that employee during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged regardless of their exercise price. The new options granted in exchange for those automatically elected options will be exercisable for the same number of shares of common stock as the options that are automatically accepted for exchange and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. To participate, eligible employees may only elect to exchange options, subject to one or more eligible option agreements, that have an exercise price of at least $13.00 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price.

    Each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange, except that in the case of non-exempt employees under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. The new options will have a full ten year term beginning on the replacement grant date.

    The exercise price for the new options, which will be granted on the replacement grant date, will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. Except for the exchange ratio, the new exercise price and the new termination date, the new options will have terms and conditions that are substantially similar to the cancelled options.

    If your options are properly elected and accepted by us for exchange, you will receive a rights letter promptly following the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this offer such as the number of shares of our common stock your new options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section
5)

    7.  WHAT DO I NEED TO DO TO PARTICIPATE IN THIS OFFER TO EXCHANGE?

    To participate, you must complete the election form, sign it, and ensure that Andrea Belanger, Stock Administrator for Micrel, receives it no later than 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002, unless the offer is extended. You can return your election form personally or by either internal mail, facsimile ((408) 435-2400) or post to Stock Administrator, Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131, Attn: Andrea Belanger. Delivery by e-mail will not be accepted. Within five business days after receiving your election form, we will confirm our receipt of your election form. (Section 3)

    8.  WHY CAN'T MICREL JUST REPRICE MY OPTIONS?

     Between 1998 and 2000, the Financial Accounting Standards Board adopted certain rules and principles that result in accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

    9. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION OF THIS OFFER?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, this would be considered equivalent to a repricing of your existing options and we would be required to take a charge against earnings on any future appreciation of the repriced options. By deferring the grant of the new options for six months and two days, we believe we will not have to record such a compensation expense. (Section 10)

    10. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

    Because of the large number of options with exercise prices above our current and recent trading prices, a re-grant of new options to all of these option holders would have a negative effect on our dilution and outstanding shares. Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval. Therefore, our current reserves must be conserved for new hires and ongoing grants.

    11. WHY WILL I RECEIVE OPTIONS TO PURCHASE FEWER SHARES OF COMMON STOCK THAN ARE SUBJECT TO THE OPTIONS I ELECT TO EXCHANGE?

    We understand that a significant number of options have exercise prices above our current and recent trading prices and we are implementing this exchange offer in order to encourage employee retention, align employee interests with the long term objectives of the Company, and link employee interests to those of the shareholders through stock ownership. However, a complete re-grant of new options would have a negative effect on our dilution and outstanding shares. We feel that permitting eligible employees to exchange their options for new options to purchase two-thirds (one-half for employees who currently hold the position of vice president or higher) the number of shares, subject to adjustment, strikes a balance between these two competing interests.

    12. WOULDN'T IT BE EASIER TO QUIT MICREL AND THEN GET REHIRED?

    This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Micrel to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

    13. IF I ELECT TO PARTICIPATE IN THE EXCHANGE PROGRAM, WHY MUST ALL OPTIONS GRANTED TO ME IN THE LAST SIX MONTHS ALSO BE EXCHANGED?

    If we were to allow participating employees to keep options that were granted within the six-month period ending on November 8, 2002, then the financial accounting rules applicable to us could require us to take a charge against earnings on any future appreciation of the options granted within the six-month period prior to the cancellation date. (Section 10)

    14. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY EXCHANGED OPTIONS?

    Options designated to be exchanged under this program will be cancelled on December 11, 2002, unless this offer is extended by us, in which case such options will be cancelled on the expiration of the offer as extended. The shares of common stock subject to options that were issued under the 1989 Stock Option Plan will not be available for further issuance. The shares of common stock subject to the options that were issued under the 1994 Stock Option Plan and the 2000 Non-Qualified Stock Incentive Plan will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1994 Stock Option Plan and the 2000 Non-Qualified Stock Incentive Plan, respectively.
(Section 10)

    15. WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I CHOOSE NOT TO EXCHANGE OR THAT YOU DO NOT ACCEPT FOR EXCHANGE?

    Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their current exercise price, vesting schedule and termination date.

    16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE ELIGIBLE INCENTIVE STOCK OPTIONS FOR NEW OPTIONS?

    You will not be subject to current income tax if you do not elect to exchange your eligible options intended to qualify as incentive stock options.

    We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

    If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of your options intended to qualify as incentive stock options or the sale of the common stock that you will receive when you exercise those options. (Section 12)

    17. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO
        EXCHANGE?

    The deadline to participate in this program is 5:00 p.m. Pacific Standard Time on December 11, 2002 unless the offer is extended by us. All options tendered for exchange and accepted by us will be cancelled as of December 11, 2002. This means that Andrea Belanger, Stock Administrator, must have received your election form before that time. Delivery by e-mail will not be accepted. Within five business days after receiving your election form, we will confirm our receipt of your election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Standard Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended by us beyond that time, you must deliver your election form before the extended expiration of this offer.

    18. WILL YOU ACCEPT ALL OPTIONS OFFERED TO BE EXCHANGED?

    We reserve the right to reject any or all options elected for exchange that we determine are not properly submitted for exchange, not eligible for exchange under the terms of the offer to exchange or that we determine are unlawful to accept. Otherwise, we will accept eligible options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (Section 3)

    19. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and termination date. (Section 1)

    20. DURING WHAT PERIOD OF TIME CAN I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

    You can withdraw any options that you previously elected for exchange at any time before 5:00 p.m. Pacific Standard Time on December 11, 2002. If this offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal containing the required information and we must receive the withdrawal notice before the election deadline. Providing us with a properly completed and signed Notice of Election to Withdraw Options form, which has been provided to you in connection with this offer, will constitute a proper written notice of withdrawal. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above.

    You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 9:00 p.m.
Pacific Standard Time on  January 9, 2003.  (Section 4)

    21. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS
        EXCHANGE?

    Because of the accounting consequences, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants, if any. (Section 5)

    22. DOES MICREL PLAN TO MAKE ANY COMPANY-WIDE OPTION GRANTS BETWEEN THE CANCELLATION DATE AND THE REPLACEMENT GRANT DATE?

    We typically make grants of stock options to eligible employees on their date of hire, in the summer or fall four years after their date of hire and approximately annually thereafter. We refer to option grants made after an employee's date of hire as "replenishment grants." Replenishment grants are not guaranteed and are subject to the approval of our board of directors in their sole and absolute discretion. Employees that do not elect to participate in the offer to exchange may be eligible to receive their customary replenishment grant for 2002 prior to December 31, 2002. Employees that do elect to participate in the exchange offer, will not become eligible to receive any customary replenishment grant for 2002 until after replacement grant date. (Section 5)

    23. IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

    If you accept this offer you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the new options are granted. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer. (Section 12)

    24. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Section
16)

    25. WHAT DO THE OFFICERS AND THE MEMBERS OF OUR BOARD OF DIRECTORS THINK OF THIS OFFER?

    Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

    26. WHAT ARE THE CONDITIONS TO THIS OFFER?

    This offer is subject to a number of conditions as described throughout the offer (which include, among other things, eligibility of options to be exchanged, residency conditions and eligibility of participating employees), and is further subject to the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (Schedule A)

                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

    27. WHICH OPTIONS CAN BE EXCHANGED?

    If you are eligible to participate in this offer, you may only elect to exchange options that are subject to one or more eligible option agreements that were granted under our Stock Option Plans and that have an exercise price of at least $13.00 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. In addition, if you elect to exchange any options, then all options granted to you during the six-month period ending on November 8, 2002 will also be automatically exchanged, regardless of their exercise price, for new options exercisable for the same number of shares of common stock that are accepted for exchange and cancelled. (Section 1)

    28. CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes, any remaining outstanding, unexercised eligible options can be exchanged. (Section 1)

    29. CAN I SELECT WHICH PORTION OF AN OPTION TO EXCHANGE?

    No. You cannot partially exchange outstanding options subject to a single grant. If you choose to exchange an option grant, all options within that grant (that is, all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.
(Section 1)

    30. CAN I EXCHANGE BOTH VESTED AND UNVESTED OPTIONS?

    Yes. You can exchange eligible options, whether or not they are vested. If you do elect to exchange your options under this exchange offer, each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange. In the case of non-exempt employees under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. (Section 1)

    31. CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

    No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Section 1)

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

    32. HOW MANY NEW OPTIONS WILL I RECEIVE ON THE REPLACEMENT GRANT DATE?

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

        - Additionally, if an employee elects to exchange any options, then all options granted to that employee during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged regardless of their exercise price. The new options granted in exchange for those automatically elected options will be exercisable for the same number of shares of common stock as the options that are automatically accepted for exchange and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. You will receive new stock options subject to the terms described above and to adjustments for any stock splits, stock dividends and similar events. Unless prevented by law or applicable regulations, eligible options issued under our 1989 Stock Option Plan and our 1994 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1994 Stock Option Plan. Options issued under our 2000 Non-Qualified Stock Incentive Plan and exchanged for new options will be replaced with options granted under our 2000 Non-Qualified Stock Incentive Plan. Each new option will be granted pursuant to a new option agreement between you and us. Except for the exchange ratio, the new exercise price and the new termination date, the new option will have substantially similar terms and conditions as the cancelled option. (Section 1)

    33. WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

    The exercise price for the new options, which will be granted on the replacement grant date, will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL THE FIRST BUSINESS DAY THAT IS SIX MONTHS AND TWO DAYS AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 2)

    34. WHEN WILL I RECEIVE MY NEW OPTION?

    We will grant the new options on the first business day that is six months and two days from the date we cancel options elected for exchange. If we cancel options elected for exchange on December 11, 2002, which is the scheduled expiration of this offer, the replacement grant date of the new options will be June 13, 2003. (Section 7)

    35. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

    The answer depends on the type of stock option you are exchanging. If your current eligible options are non-qualified stock options, your new options will be granted as non-qualified stock options. If your current eligible options were intended to qualify as incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant.

    For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. If the exercise price of your new options is equal to or less than the exercise price of the eligible options you tender, the new options may qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current eligible options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will have to be granted as non-qualified stock options. (Section 12)

    36. WHEN WILL THE NEW OPTIONS VEST?

    Each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange. In the case of non-exempt employees under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. The new options will have a full ten year term beginning on the replacement grant date.
(Section 7)

    37. WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTION?

    Except for the exchange ratio, the new option exercise price and the new termination date, the terms and conditions of the new options will be substantially similar to the cancelled options. (Section 7)

    38. CAN I HAVE AN EXAMPLE OF A HYPOTHETICAL EXCHANGE?

Assumptions:
Original Grant Date:  January 31, 2000
Your Original Stock Option:  Non-qualified stock option to purchase 10,000 shares
Your Original Stock Option Price:  $31.62
Your Original Vesting Schedule:   20% of the number of options granted or in
this case 2,000 shares vest each year until fully vested on January 31, 2005. Expiration Date of Exchange Offer: December 11, 2002
Hypothetical Stock Price on Replacement Grant Date, on or after June 13, 2003: $16.25
Prior exercise of options subject to grant: none
Shares vested on December 11, 2002: 4,000 shares
Shares that would have vested between December 11, 2002 and on or around June 13, 2003: 2,000 shares

    Using the above hypothetical assumptions for the sake of illustrating this offer to exchange, we would cancel your original stock option on December 11, 2002. On the replacement grant date, which would be on June 13, 2003, we would grant you a new option to purchase 6,666 shares our common stock (5,000 shares for employees in the position of vice president or higher) at the closing sale price of our common stock on the date preceding the replacement grant date. In this example, using a purely hypothetical common stock price of $16.25, your new exercise price would be $16.25.

    In the case of exempt employees under the federal wage laws, each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange. In this example, 3,999 shares (3,000 shares for employees in the position of vice president or higher) subject to the new options will be vested on the replacement grant date, if granted to an exempt employee and an additional 1,333 shares (1,000 shares for employees in the position of vice president or higher) subject to the new options will become vested on each of January 31, 2004 and January 31, 2005.

    In the case of non-exempt employees, under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange. In this example, 3,999 shares subject to the new options will become vested on December 13, 2003, if granted to a non-exempt employee and an additional 1,333 shares subject to the new options will become vested on each of January 31, 2004 and January 31, 2005.

    39. WHAT HAPPENS IF MICREL IS SUBJECT TO A CHANGE IN CONTROL AFTER THE NEW OPTIONS ARE GRANTED?

    The new options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the Micrel 1989 Stock Option Plan, 1994 Stock Option Plan and/or 2000 Non-Qualified Stock Incentive Plan prospectus, each of which are available upon request by contacting Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or post to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or by sending an e-mail to andrea.belanger@micrel.com.

    40. WHAT HAPPENS IF MICREL IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

    It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, option holders participating in the offer might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, option holders participating in the offer might receive options to purchase shares of a different issuer.

    We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their exchanged and cancelled options. (Section 2)

    41. ARE THERE OTHER CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

    Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on the first business day that is six months and two days after we cancel the eligible options accepted for exchange, you will not be granted new options. Additionally, you are only eligible to participate in this exchange offer if you: (i) are an employee of Micrel on November 8, 2002, (ii) are not a director, the Chief Executive Officer or the Chief Financial Officer of Micrel, (iii) remain an eligible employee through the expiration of this offer and (iv) hold at least one eligible option on November 8, 2002. Furthermore, in the event of a merger or other circumstance described in question 38 above, if in the best interests of our company and stockholders, we may not be issuing new options (Section 11)

    42. AFTER THE REPLACEMENT GRANT DATE, WHAT HAPPENS IF MY OPTIONS END UP OUT OF THE MONEY AGAIN?

    We are conducting this offer only at this time considering the unusual stock market conditions that have affected many companies throughout the country. This offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your new stock options are valid for ten years from the date of initial grant, subject to vesting, continued employment and residence in the United States, the price of our common stock may appreciate over the long term, even if your options are out of the money for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (Section 2)

                                   THIS OFFER

1.  NUMBER OF OPTIONS; EXPIRATION TIME.

    Upon the terms and subject to the conditions of this offer, we will exchange options to purchase shares of our common stock that are outstanding under our Stock Option Plans for new options issued under our 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan. Eligible options issued under our 1989 Stock Option Plan and our 1994 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1994 Stock Option Plan. Eligible options issued under our 2000 Non-Qualified Stock Incentive Plan and exchanged for new options will be replaced with options granted under our 2000 Non-Qualified Stock Incentive Plan. We will exchange all eligible outstanding options held by eligible employees under the 1989 Stock Option Plan, the 1994 Stock Option Plan or the 2000 Non-Qualified Stock Incentive Plan that are properly elected for exchange and not validly withdrawn in accordance with
Section 4 of this offer before the "expiration time," as defined below.

    You are eligible to participate in the exchange program only if you:

        -  are an employee of Micrel on November 8, 2002;

        -  reside in the United States;

        - are not a director, the Chief Executive Officer or the Chief Financial Officer of Micrel;

        -  remain an eligible employee through the expiration of this offer; and

        -  hold at least one eligible option on November 8, 2002.

    If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Micrel and continue to reside in the United States through the replacement grant date.

    ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

    If you are eligible and choose to participate, you may only elect to exchange options (the terms "option" or "options" refer to an entire option grant), subject to one or more eligible option agreements, that have an exercise price of at least $13.00 per share. That is, you must exchange all or none of the options granted to you on a single grant date at the same exercise price. If you so elect to participate, then all options granted to you during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged, regardless of their exercise price, for new options exercisable for the same number of shares of common stock that are accepted for exchange and cancelled.

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

        - Additionally, if an employee elects to exchange any options, then all options granted to that employee during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged regardless of their exercise price. The new options granted in exchange for those automatically elected options will be exercisable for the same number of shares of common stock as the options that are automatically accepted for exchange and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. The number of shares of common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date. Eligible options issued under our 1989 Stock Option Plan and our 1994 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1994 Stock Option Plan. Eligible options issued under our 2000 Non-Qualified Stock Incentive Plan and exchanged for new options will be replaced with options granted under our 2000 Non-Qualified Stock Incentive Plan. All new options will be subject to the terms of the 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan, pursuant to a new option agreement between us and you. Each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange, except that in the case of non-exempt employees under the federal wage laws, options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. In addition, the new options will have a full ten year term beginning on the replacement grant date. Finally, the exercise price of the new options will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date.

    Each non-qualified stock option elected for exchange will be replaced with a non-qualified stock option. Each stock option intended to qualify as an incentive stock option, that is elected for exchange will be replaced with an incentive stock option to the maximum extent it qualifies as an incentive stock option under the tax laws on the date of the grant. Please refer to Section 12 "Material Federal Income Tax Consequences" for a more detailed discussion of the relevant federal tax laws in connection with the grant of incentive stock options.

    You should note, this program does carry considerable risk, and there are no guarantees of our future stock performance or the price of our common stock on the replacement grant date.

    The term "expiration time" means 5:00 p.m. Pacific Standard Time on December 11, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term "expiration time" refers to the latest time and date at which this offer, as so extended, expires. See Section 13 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

    If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

        (a) we increase or decrease the amount of consideration offered for the options;

        (b) we decrease the number of options eligible to be elected for exchange in this offer; or

        (c) we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

    If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

    For purposes of this offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.  PURPOSE OF THIS OFFER.

    We issued the options outstanding under the Stock Option Plans to promote our long-term growth and success and the creation of stockholder value by:

    -   encouraging employees to focus on critical long-range objectives;

    - encouraging the attraction and retention of employees with exceptional qualifications; and

    - linking employee's interests directly to those of stockholders through increased stock ownership.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. HOWEVER, THIS PROGRAM IS NOT GUARANTEED TO ACCOMPLISH THESE OBJECTIVES, CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

    We may engage in transactions in the future which could significantly change our structure, ownership, organization or management or the make-up of our board of directors and which could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease) and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any new options granted to you in return for options you elect to exchange will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

    Although we are not currently contemplating a merger or similar transaction that would result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

    We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

        (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

        (b) any purchase, sale or transfer of a material amount of our assets;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

        (e) any other material change in our corporate structure or business;

        (f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

    NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY

PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.  PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

    Proper Exchange of Options. To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form. We will only accept a paper copy of the election form. Delivery by e-mail will not be accepted. We must receive the election form in our office by personal delivery or by internal mail, facsimile ((408) 435-2400) or post. To participate in the exchange offer program you should deliver your completed election form to Micrel, Inc., Stock Administrator, 1849 Fortune Drive, San Jose, CA 95131 Attn:
Andrea Belanger before the expiration time. Within five business days after receiving your election form, we will confirm our receipt of your election form.

    If you do not turn in your election form by the expiration time, you will not be eligible to participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not properly submitted for exchange, not eligible for exchange under the terms of the offer to exchange or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. In the event that we waive any condition, defect or irregularity with respect to a particular option or option holder, we will also waive such condition, defect or irregularity with respect to all options and option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

    Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

    Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS.

    You can only withdraw your elected options in accordance with the provisions of this Section 4.

    You can withdraw your elected options at any time before 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002 (the "expiration time"). If the expiration time is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

    You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 9:00 p.m. Pacific Standard Time on January 9, 2003.

    To validly withdraw elected options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

    The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the options granted to you on the same grant date and at the same exercise price.

    You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

    Neither Micrel nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and as promptly as practicable following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a rights letter promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your new options will entitle you to purchase.

    If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted new options on the replacement grant date. The replacement grant date will be on the first business day that is six months and two days from the date we cancel the options accepted for exchange.

    If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this offer, to these interim option grants.

    We typically make grants of stock options to eligible employees on their date of hire, in the summer or fall four years after their date of hire and approximately annually thereafter. We refer to option grants made after an employee's date of hire as "replenishment grants." Replenishment grants are not guaranteed and are subject to the approval of our board of directors in their sole and absolute discretion. Employees that do not elect to participate in the offer to exchange may be eligible to receive their customary replenishment grant for 2002 prior to December 31, 2002. Employees that do elect to participate in the exchange offer, will not become eligible to receive any customary replenishment grant for 2002 until after replacement grant date.

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for one-half the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled. That is, to the extent these individuals elect to participate in the offer, they will receive options exercisable for two-thirds the number of shares of common stock as the number of shares of common stock subject to the options elected for exchange.

        - Additionally, if an employee elects to exchange any options, then all options granted to that employee during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged regardless of their exercise price. The new options granted in exchange for those automatically elected options will be exercisable for the same number of shares of common stock as the options that are automatically accepted for exchange and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. The number of shares of common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date.

    ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

    Therefore, if you leave Micrel voluntarily, involuntarily or for any other reason before your new replacement option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

    For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, letter or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your new option as well as the new option agreement within three weeks of the replacement grant date.

6.  PRICE RANGE OF THE COMMON STOCK UNDERLYING THE OPTIONS.

    Our common stock is quoted on the Nasdaq National Market under the symbol "MCRL." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq National Market.

                                                             HIGH       LOW
                                                           --------    ------
         FISCAL YEAR ENDED DECEMBER 31, 2000

         First Quarter*............................         127.81     53.50
         Second Quarter*...........................         110.19     59.22
         Third Quarter.............................          78.63     39.88
         Fourth Quarter............................          67.31     29.31

         FISCAL YEAR ENDED DECEMBER 31, 2001

         First Quarter.............................          51.12     23.25
         Second Quarter............................          41.12     22.94
         Third Quarter.............................          35.80     17.49
         Fourth Quarter............................          32.99     17.10

         FISCAL YEAR ENDED DECEMBER 31, 2002

         First Quarter.............................          30.26     18.90

         Second Quarter...........................           25.79     14.58
         Third Quarter ............................          16.20      5.16
         Fourth Quarter (October 1, 2002 through
         November 6, 2002).........................           9.60      4.33

         * based on values prior to June 28, 2000 2:1 stock split

    As of November 6, 2002, the last reported sale price of our common stock, as quoted on the Nasdaq National Market, was $9.14 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    Consideration. We will issue new options, subject to applicable laws and regulations, to purchase common stock under our 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan. Eligible options issued under our 1989 Stock Option Plan and our 1994 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1994 Stock Option Plan. Eligible options issued under our 2000 Non-Qualified Stock Incentive Plan and exchanged for new options will be replaced with options granted under our 2000 Non-Qualified Stock Incentive Plan.

    This offer to exchange contemplates a grant of new options in a ratio equivalent to:

        - with respect to employees who currently hold the position of vice president or higher, one new option granted for every two options elected for exchange and cancelled; and

        - with respect to all other employees, two new options granted for every three options elected for exchange and cancelled.

        - Additionally, if you elect to exchange any options, then all options granted to you during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged, regardless of their exercise price, for new options exercisable for the same number of shares of common stock that are accepted for exchange and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. The number of shares of common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date.

    Terms of New Options. As a condition to the issuance of the new option we will enter into a new option agreement with each option holder who has elected to exchange options in this offer. Each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange, except that in the case of non- exempt employees under the federal wage laws options granted on the replacement grant date will not be vested until the six month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. Except for the exchange ratio, the new option exercise price and the new termination date, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options elected for exchange. Additionally, the new options will have a full ten year term beginning on the replacement grant date.

    The terms and conditions of your current options are set forth in the Micrel 1989 Stock Option Plan, the 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan, depending upon the plan under which the option occurred and the stock option agreement you entered into in connection with each grant. The terms and conditions of the Stock Option Plans are summarized in the plan prospectus pertaining to each plan, prepared by us and available upon request by contacting Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or post to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or by sending an e-mail to andrea.belanger@micrel.com.

    Federal Income Tax Consequences of Options. You should refer to section 12 for a discussion on U.S. federal income tax consequences of the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

    Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Stock Option Plans, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Micrel, you will be able to sell your the shares you acquired upon option exercise, free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

    IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE STOCK OPTION PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE STOCK OPTION PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER EACH STOCK OPTION PLAN. PLEASE CONTACT US AT MICREL, INC., 1849 FORTUNE DRIVE, SAN JOSE, CA 95131 ATTN: ANDREA BELANGER, TO RECEIVE A COPY OF THE 1989 STOCK OPTION PLAN, THE 1994 STOCK OPTION PLAN OR THE 2000 Non-Qualified Stock Incentive Plan, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT.

8.  INFORMATION CONCERNING MICREL

    General. We design, develop, manufacture and market a range of high-performance analog power integrated circuits and mixed-signal and digital integrated circuits. We currently ship over 1,400 standard products an have derived the majority of our product revenue for the year ended December 31, 2002 from sales of standard analog integrated circuits for power management. These analog power circuits are used in a wide variety of electronic products, including those in the computer, telecommunications and industrial markets. In addition, we manufacture custom analog and mixed-signal circuits and provide wafer foundry services for a diverse range of customers who produce electronic systems for communications, consumer and military applications.

    In addition to power and thermal management products, we also offer a family of highly integrated RF products. These QwikRadio products enable customers to develop wireless control systems significantly improving the consumer experience of their products. Applications for the QwikRadio products include remote keyless entry for automobiles, TV remote controls, wireless game controllers, keyboards and mice.

    Stock Repurchase Program. On February 12, 2002, our Board of Directors announced a stock repurchase program under which we may purchase up to $20,000,000 of our common stock in accordance with Rule 10b5-1 of the Securities and Exchange Act. On July 24, 2002, our Board of Directors expanded the stock repurchase program by authorizing the repurchase of up to $40,000,000 of our common stock. The stock repurchase program is scheduled to be terminated on December 31, 2002. Shares of our common stock purchased pursuant to the repurchase program are used to offset dilution from the Company's stock option plans, employee stock purchase plans and 401(k). As of November 6, 2002, $36,391,044 have been used to repurchase 2,639,300 shares of our common stock.

    Selected Financial Information.

    The following selected consolidated financial data for the fiscal years ended December 31, 2001 and 2000, the six months ended August 31, 2002 and 2001 and as of December 31 and August 31, 2001 and 2000 have been derived from our consolidated financial statements. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Annual Report on Form 10-K entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                  SIX MONTHS ENDED
                                                                             ---------------------------
                                            YEAR ENDED DECEMBER 31,                  SEPTEMBER 30
                                          ---------------------------        ---------------------------
                                             2001              2000             2002              2001
                                          ---------         ---------        ---------         ---------
                                             (in thousands, except              (in thousands, except
                                                per share data)                    per share data)
INCOME STATEMENT DATA
    Net sales ....................        $ 217,808         $ 346,335        $ 103,688         $ 125,725
    Cost of goods sold ...........          126,242           149,083           64,816            67,004
    Gross profit .................           91,566           197,252           38,872            58,721
                                          =========         =========        =========         =========
    Income from operations .......          (11,068)          103,672           (9,420)              983
    Net income (loss) ............              552            73,307           (3,711)            1,033
    Weighted average shares
    outstanding
        Basic ....................           91,888            89,242           93,045            91,412
        Diluted ..................           98,092            98,186           93,045            98,188
    Net income (loss) per share
        Basic ....................              .01               .82             (.04)              .01
        Diluted ..................              .01               .75             (.04)              .01


                                                        AT DECEMBER 31,                  AT JUNE 30,
                                                     2001            2000            2002            2001
                                                  ---------       ---------       ---------       ---------
                                                    (in thousands, except           (in thousands, except
                                                       per share data)                  per share data)

BALANCE SHEET DATA
    Cash and cash equivalents .............        $130,406        $ 86,137        $118,739        $124,517
    Working capital .......................         196,940         172,768         192,900         179,874
    Total assets ..........................         354,813         359,748         344,561         358,968
    Total long term-term liabilities ......           5,200           9,211           7,549           6,958
    Total stockholders' equity ............         313,330         281,835         302,588         299,645
    Book value per share ..................            3.38            3.11            3.26            3.22


    The financial information in our Annual Report on form 10-K for the fiscal year ended December 31, 2001 and in our Quarterly Report for the period ended June 30, 2002 is incorporated herein by reference. See "Additional Information" under section 15 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

    Our principal executive offices are located at 2180 Fortune Drive, San Jose, CA 95131 and our telephone number is (408) 944-0800.

9. INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

    Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Micrel, or to our knowledge, by any executive officer, director, or affiliate of Micrel. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 3 of our definitive proxy statement for our 2002 annual meeting of stockholders.

    As of November 6, 2002, our executive officers and directors (17 persons) as a group held options outstanding under the Stock Option Plans to purchase a total of 4,144,176 shares of our common stock. Additionally, these executive officers and directors held 23,716,910 shares of our outstanding common stock, which together with the number of shares of common stock subject to the options represented approximately 26.63% of the aggregate of our outstanding shares of our common stock and the shares subject to all options outstanding under the Stock Option Plans as of that date. As of November 6, 2002, our executive officers eligible to participate in the offer (11 persons) as a group held eligible options outstanding under the Stock Option Plans to purchase a total of 1,341,342 shares of our common stock. This number represented approximately 23.3% of the shares subject to all eligible options outstanding under the Stock Option Plans as of that date.

10. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

    Options designated to be exchanged under this program will be cancelled on December 11, 2002, unless this offer is extended by us, in which case such options will be cancelled on the expiration of the offer as extended. The shares of common stock subject to options that were issued under the 1989 Stock Option Plan will not be available for further issuance. The shares of common stock subject to the options that were issued under the 1994 Stock Option Plan and 2000 Non-Qualified Stock Incentive Plan will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1994 Stock Option Plan and 2000 Non-Qualified Stock Incentive Plan, respectively.

    We believe that Micrel will not incur any additional compensation expense solely as a result of the transactions contemplated by this offer because:

    - we will not grant any new options until the first business day that is six months and two days after the date that we accept and cancel options elected for exchange; and

    - the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

    If we were to grant any options to any option holder before six months and one day following the cancellation of options elected for exchange, our grant of new options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

    Certain employee stock options that were granted prior to December 21, 2001 have been previously determined to be compensatory per APB 25 and deferred stock compensation expense has been recorded on Micrel's financial statements for these options. Should any of these options be tendered for cancellation and exchange, all unrecognized deferred compensation expense associated with the cancelled options will accelerate to the period of cancellation. Based on an expected cancellation date of December 11, 2002, a significant charge may be recorded by Micrel in the fourth quarter of 2002 related to the acceleration of non-cash, deferred stock compensation expense associated with options cancelled under this exchange offer. The size of the charge will depend on the percentage of employee acceptance of this offer and the actual number of stock options with deferred stock compensation expense that are cancelled.

11. LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

    We may be prohibited by applicable laws or regulations from granting new options on the first business day that is six months and two days from the date that we cancel the eligible options accepted for exchange. We will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on the first business day that is six months and two days after we cancel the eligible options accepted for exchange, you will not be granted new options at such time. If we are unable to issue the new options on the replacement grant date, we will continue to make commercially reasonable efforts to grant the new options, for a period of six months following the replacement grant date, upon the termination of the legal prohibition against the issuance of the new options. Additionally, you are only eligible to participate in this exchange offer if you: (i) are an employee of Micrel on November 8, 2002, (ii) are not a director, the Chief Executive Officer or the Chief Financial Officer of Micrel, (iii) remain an eligible employee through the expiration of this offer and (iv) hold at lease one eligible option on November 8, 2002.

12. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

    If you exchange outstanding incentive or non-qualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

    At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The following discussion will allow you to compare the material features of incentive stock options with those of non-qualified stock options.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

    Federal Income Tax Consequences for Outstanding Incentive Stock Options. We do not believe that our offer to you will change any of the terms of your eligible stock options intended to qualify as incentive stock options at their date of grant if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

    Under current law you should not have realized taxable income when the stock options intended to qualify as incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

    If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

    If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

    If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

    Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be generally be entitled to a deduction equal to the amount of compensation income taxable to you.

    The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

    Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Standard Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

            (a) we increase or decrease the amount of consideration offered for the options;

            (b) we decrease the number of options eligible to be elected for exchange in this offer; or

            (c) we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

    If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

14. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15. ADDITIONAL INFORMATION.

    We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC and are incorporated by reference herein, before making a decision on whether to elect to exchange your options:

    (a) Our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002.

    (b) Our Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed with the SEC on August 14, 2002.

    (c) Our definitive Proxy Statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on April 19, 2002.

    (d) The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on December 6, 1994 (File No. 0-25236).

    We hereby incorporate by reference additional documents that we may file with the SEC between the date of this offer and the expiration time of the offer. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.


    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

    You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

    Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "MCRL" and our SEC filings can be read at the following Nasdaq National Market address:

                             Nasdaq National Market
                               1735 K Street, N.W.
                             Washington, D.C. 20006

    We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                  Micrel, Inc.
                               Investor Relations
                           Attention: Andrea Belanger
                               1849 Fortune Drive
                               San Jose, CA 95131
or by telephoning us at (408) 944-0800 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Standard Time.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

    The information contained in this offer to exchange about Micrel should be read together with the information contained in the documents to which we have referred you.

16. MISCELLANEOUS.

    This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed Report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

    We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Micrel, Inc.
November 8, 2002

                                   SCHEDULE A

                            CONDITIONS OF THIS OFFER

    Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after November 8, 2002 and prior to the expiration time any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

    (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of new options;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

            (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

            (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange; or

            (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Micrel;

    (c) there shall have occurred:

            (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

            (v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Micrel or on the trading in our common stock;

            (vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

            (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 8, 2002;

    (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

    (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
        Schedule 13D or Schedule 13G with the SEC on or before November 8, 2002;

            (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 8, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

            (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

    (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Micrel that, in our reasonable judgment, is or may have a material adverse effect on Micrel.

    The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                                  MICREL, INC.

    The directors and executive officers of Micrel and their positions and offices as of November 8, 2002 are set forth in the following table:

NAME                                 POSITIONS AND OFFICES HELD
----                                 --------------------------

Raymond D. Zinn..................    President, Chief Executive Officer and Chairman of
                                     the Board of Directors
Richard D. Crowley, Jr. .........    Vice President, Finance and Chief Financial Officer
Robert Whelton...................    Executive Vice President, Operations
Mark A. Downing..................    Vice President Marketing
Jack B. Small ...................    Vice President, Analog Design/R&D
Thomas S. Wong...................    Vice President, High Bandwidth Products
Robert J. Barker                     Vice President, Corporate Business Development
Mark Lunsford                        Vice President, Sales
Carlos Mejia, Jr.                    Vice President, Human Resources
Dr. Tian Liou                        Vice President, General Manager, Kendin Operations
J. Vincent Tortolano                 Vice President, General Counsel
Scott Ward                           Vice President, Test Operations
Richard Zelenka                      Vice President, Quality Assurance
Warren H. Muller.................    Director
George Kelly.....................    Director
Donald Livingstone...............    Director
Larry L. Hansen..................    Director

    The address of each director and executive officer is: c/o Micrel, Inc., 1849 Fortune Drive, San Jose, California 95131.




                                        1